As filed with the Securities and Exchange Commission on July 31, 2017

Registration No. 333-217269

333-210845

333-205297

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XACTLY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	11-3744289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Park Avenue, Suite 1700

San Jose, California 95110

(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

(Full title of the plan)

Christopher W. Cabrera

Chief Executive Officer

Xactly Corporation

300 Park Avenue, Suite 1700

San Jose, California 95110

(408) 977-3132

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stuart E. Casillas, P.C.

Joshua M. Zachariah, P.C.

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Fax (415) 439-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Xactly Corporation (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-217269	April 12, 2017	2015 Equity Incentive Plan	1,575,956
		2015 Employee Stock Purchase Plan	630,382
333-210845	April 20, 2016	2015 Equity Incentive Plan	1,477,127
		2015 Employee Stock Purchase Plan	590,851
333-205297	June 26, 2015	2015 Equity Incentive Plan	3,000,000
		2015 Employee Stock Purchase Plan	600,000
		2005 Stock Plan	4,481,240

On May 29, 2017, the Company entered into an Agreement and Plan of Merger, as amended on June 20, 2017 (the “Merger Agreement”) with Excalibur Parent, LLC, a Delaware limited liability company (“Parent”) and Excalibur Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on July 31, 2017, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 31, 2017.

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera

Christopher W. Cabrera
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.